For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

               FIRST KEYSTONE ANNOUNCES INCREASE IN
                 FOURTH QUARTER AND 2005 EARNINGS

Berwick, Pennsylvania - January 31, 2006 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,591,000 for the quarter ending December 31, 2005, as compared to $1,353,000 for the fourth quarter of 2004, an increase of 17.6%. For the year ending December 31, 2005, net income increased to $6,847,000 as compared to $6,787,000 for 2004. Return on assets and return on equity were 1.35% and 12.65%, respectively for the year ending December 31, 2005.

Earnings per share were $.36 for the fourth quarter of 2005, and $1.56 for the year ending December 31, 2005, which compares to $.31 and $1.55 for the fourth quarter and year, respectively in 2004. Cash dividends paid for 2005 were $.82 as compared to $.73 paid in 2004, an increase of 12.3%

President J. Gerald Bazewicz reported, "The financial results reflect a solid performance in 2005 when opportunities to increase net-interest income, our largest revenue component, were limited because of a flattened yield curve. The tightening of our net-interest margin, and a decline in non-interest income in 2005 were largely offset by a decrease in our provision for loan losses. The reduction in our provision for loan losses was a result of a decline in charge-offs, decreased non-performing loans, and improved asset quality."

Total assets increased to $512,399,000 as of December 31, 2005, an increase of 3.0% over 2004. In addition, total deposits increased $4,840,000 to $362,796,000 as of December 31, 2005.
Stockholders' equity remained very strong at $53,443,000 as of December 31, 2005.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.



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Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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